Exhibit 10.3

2017 RESTRICTED STOCK UNIT AWARD AGREEMENT

We are pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of Office Depot, Inc. (the “Company”) has granted you a restricted stock unit award pursuant to the Office Depot, Inc. 2015 Long-Term Incentive Plan (the “Plan”). The grant date for your 2016 restricted stock unit grant is [INSERT EFFECTIVE DATE OF EMPLOYMENT AGREEMENT] (the “Grant Date”). Capitalized terms used but not defined in this 2016 Restricted Stock Unit Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the NASDAQ Stock Market LLC.

1.	Restricted Stock Units. You have been granted [XXX] (XXX) restricted stock units subject to the provisions and restrictions contained in the Plan, this Agreement and your employment agreement with the Company dated [XXX] (the “Employment Agreement” and the “Restricted Stock Units”, respectively).

2.	Vesting

a.	Normal Vesting. Except as provided in Sections 2(b), 2(c) and 2(d) below, one-third of the Restricted Stock Units will vest on each of the first and second anniversaries of the Grant date (in each case rounded down to the next highest whole number of Restricted Stock Units, as necessary) and with respect to all remaining Restricted Stock Units on the third anniversary of the Grant Date (each, a “Vesting Date”), provided that you remain continuously employed with the Company or any Subsidiary during the period beginning on the Grant Date and ending on each such Vesting Date, and you will immediately forfeit all of your unvested Restricted Stock Units upon your termination of employment with the Company and its Subsidiaries prior to the applicable Vesting Date for such Restricted Stock Units.

b.	Separation from Service for Death or Disability. In the event of your separation from service with the Company and its Subsidiaries due to your death or Disability prior to the Vesting Date for any Restricted Stock Units, your unvested Restricted Stock Units will become vested on the date of such separation from service. As used herein, the term “Disability” shall have the meaning set out in your Employment Agreement. Your Disabled status must become effective prior to the date on which payment of your vested Restricted Stock Units due to your separation from service would otherwise be required pursuant to Section 4 below in order to be recognized under this Agreement.

c.

Separation from Service without Cause or for Good Reason Prior to Change in Control. In the event of your involuntary separation from service with the Company and its Subsidiaries without Cause or your separation from service with the Company and its Subsidiaries for Good Reason prior to the Vesting Date for any Restricted Stock Units, your unvested Restricted Stock Units will become vested on the date of such separation from service. As used in this Section 2(c), the terms “Cause” and “Good Reason” shall have the meanings set out in your Employment Agreement.

d.	Impact of Change in Control.

i)	Employment. Upon the effective date of a Change in Control, all references in this Agreement to employment with the Company and its Subsidiaries shall be deemed to include employment with the surviving entity in such Change in Control and its subsidiaries, and any transfer of employment from the Company or any Subsidiary to the surviving entity in such Change in Control or any of its subsidiaries shall not constitute a separation from service or otherwise interrupt your continuous employment for purposes of this Agreement.

ii)	Restricted Stock Units not Assumed. If the surviving entity in the Change in Control does not assume your unvested Restricted Stock Units, then all unvested Restricted Stock Units will become vested on the effective date of the Change in Control.

iii)	Separation from Service without Cause or for Good Reason on or After Change in Control. In the event of your involuntary separation from service with the Company and its Subsidiaries without Cause or your separation from service with the Company and its Subsidiaries for Good Reason, in either case within 24 months after the effective date of a Change in Control and during the Vesting Period, your unvested Restricted Stock Units will become vested on the date of such separation from service. As used in this Section 2(d)(iii), the terms “Cause” and “Good Reason” shall have the meanings set out in the Company’s Executive Change in Control Severance Plan.

a.	No Other Special Vesting Rights. No accelerated vesting of your Restricted Stock Units will apply except as specified in Section 2(b) and 2(c) above. If you forfeit Restricted Stock Units at any time, you will cease to have any rights with respect to such forfeited Restricted Stock Units.

3.	Rights as Stockholder

You shall have no voting, dividend or any other rights as a stockholder of the Company with respect to your Restricted Stock Units. Upon the issuance of shares of the Company’s common stock (“Common Stock”) pursuant to Section 4 below, you shall obtain full voting and other rights of a stockholder of the Company as to such shares.

4.	Payment

a.	Time of Payment. Within 30 days after each of the following dates (except as provided otherwise in Section 10 below), the vested portion of your Restricted Stock Units as of such date (if any, less any Restricted Stock Units which became vested and were paid on an earlier date) shall be paid to you:

i)	Each Vesting Date;

ii)	The date of your separation from service; and

iii)	The effective date of a Change in Control.

b.	Form of Payment. Vested Restricted Stock Units will be paid by issuance to you and registration in your name of a certificate or certificates for (or evidencing in book entry or similar account) a number of shares of Common Stock equal to the number of Restricted Stock Units subject to payment. Such shares will not be subject to any restrictions under this Agreement, but may be subject to certain restrictions under applicable securities laws.

5.	Withholding

You are required to pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to any payment made to you hereunder in the form of shares of Common Stock (the “Required Tax Payments”). Generally, all Required Tax Payments will be satisfied by the Company withholding shares of Common Stock otherwise to be delivered to you, having a Fair Market Value on the date the tax is to be determined, sufficient to make the Required Tax Payments. The Company will withhold the whole number of shares sufficient to make the Required Tax Payments (but if this would cause adverse accounting then the Company will withhold one less share and you must pay cash to the Company in an amount equal to any withholding due in excess of the Fair Market Value of the shares withheld). If you are a Vice President or more senior officer, you may make arrangements to pay the Required Tax Payments by check rather than by share withholding.

6.	Transferability

Your Restricted Stock Units may not be sold, pledged, assigned or transferred in any manner; any such purported sale, pledge, assignment or transfer shall be void and of no effect.

7.	Conformity with Plan

Your Restricted Stock Units are intended to conform in all respects with, and are subject to, all applicable provisions of the Plan which is incorporated herein by reference.

Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its rights to amend or terminate the Plan at any time without your consent; provided, however, that your Restricted Stock Units shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By acknowledging this Agreement below, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Director, Executive Compensation & International Compensation.

8.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to issuance pursuant to the Restricted Stock Units is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards of any exchange or self-regulatory organization on which the Common Stock is listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity. The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

9.	Non-Compete, Confidentiality, and Non-Solicitation Requirements

Your Restricted Stock Units are also subject to your complying with and not breaching the non-compete, confidentiality, and non-solicitation covenants that you were required to sign as a condition of your employment with the Company.

10.	Compliance with Section 409A

a.	This Agreement shall be construed and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an applicable exemption from Code Section 409A.

b.	To the extent that any compensation payable under this Agreement constitutes deferred compensation within the meaning of Code Section 409A and the Department of Treasury regulations and other guidance thereunder, (i) any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by your separation from service other than on account of your death shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “Section 409A Separation from Service”), (ii) if you are a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of your Section 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to you six months following the date of such Section 409A Separation from Service (provided, however, that if you die after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of your death); and (iii) to the extent necessary to comply with Code Section 409A, the definition of change in control that applies under Code Section 409A shall apply under this Agreement to the extent that it is more restrictive than the definition of Change in Control that would otherwise apply. You acknowledge and agree that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to any payment under this Agreement.

11.	Recoupment

If it is discovered that you engaged in misconduct which resulted in the receipt of any payment under this Agreement which otherwise would not have been made, you may be required to repay the Company, or any successor company, for any or all payments paid as a result of such misconduct. The Company may recoup such payment up to the later of three years after the date of the payment or the discovery of the misconduct. Recoupment may be accompanied by other disciplinary action up to and including termination.

12.	Employment and Successors

Nothing in the Plan or this Agreement shall serve to modify or amend the Employment Agreement or any other employment agreement you may have with the Company or any Subsidiary or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement you may have with the Company. The grant of your Restricted Stock Units shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

13.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of your Restricted Stock Units and this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Restricted Stock Units as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions.

14.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Office Depot, Inc.

c/o Vice President, Global Compensation, Benefits, HRIS and Shared Services

6600 North Military Trail, C278

Boca Raton, FL 33496

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section 14, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

15.	Severability

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

16.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By acknowledging this Agreement below, you accept the Restricted Stock Units in full satisfaction of the Company’s obligation under your Employment Agreement to grant restricted stock units to you as of the effective date of your employment with the Company.

17.	Governing Law

This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

18.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

To confirm your understanding and acknowledgment of the terms contained in this Agreement, please sign and date this Agreement below.

Very truly yours,

OFFICE DEPOT, INC.

Acknowledged by Executive:

Date: